Exhibit 2.2

EXECUTION COPY

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of this 3rd day of April, 2012 by and between WCAS Capital Partners IV, L.P., a Delaware limited partnership (“CP_IV”), and WCAS CP IV Blocker, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company is a wholly-owned subsidiary of CP IV; and

WHEREAS, CP IV desires to contribute to the Company, and the Company desires to accept from CP IV, $2,409,122.44 in cash (the “Cash Contribution”) in exchange for one hundred (100) shares of Common Stock of the Company (the “Company Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Contributions. CP IV hereby contributes to the Company the Cash Contribution. In exchange for the Cash Contribution, the Company will issue CP IV the Company Shares, free and clear of any liens.

2. Entire Agreement; Amendment. This Agreement, including the other documents referred to herein, contain the entire understanding of the parties hereto, with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) between the parties with respect to such subject matter. This Agreement may be amended only by a written instrument executed by all of the parties hereto.

3. Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or enforceability without rendering invalid or unenforceable the remaining rights of the person intended to be benefited by such provision or any other provisions of this Agreement.

4. Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile and electronic transmissions), each of which shall constitute an original, and all of which taken together shall constitute one instrument.

5. Governing Law; Waiver of Jury Trial.

(i) The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware, without giving effect to any conflict of law provisions thereof.

(ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6. Assignment. The provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties hereto. No assignment of this Agreement may be made by any party at any time, whether or not by operation of law, without the other parties’ prior written consent.

7. No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Contribution Agreement as of the date first above written.

WCAS CAPITAL PARTNERS IV, L.P.

By:	WCAS CP IV Associates LLC,
its General Partner

By:	/s/ John D. Clark
Name:
Title:

WCAS CP IV BLOCKER, INC.

By:	/s/ John D. Clark
Name: John D. Clark Title: Vice President, Assistant Treasurer and Assistant Secretary